Exhibit 10.22
Non-Qualified Stock Option Certificate

Granted To: Name

Grant Date: X	Shares: X	Option Price Per Share: X

Expiration Date: X		Option Certificate No.: X
     THIS IS TO CERTIFY THAT, pursuant to the provisions of the Chico’s FAS, Inc. 2002 Omnibus Stock and Incentive Plan (the “Plan”), Chico’s FAS, Inc. (the “Company”), effective as of the grant date specified above and subject to the terms and conditions of the Plan and this Certificate, hereby grants to the employee named above (the “Optionee”), and the Optionee hereby accepts, the right and option (the “Option”) to purchase from the Company up to the total of the number of shares of the common stock of the Company (the “Stock”) at the per share purchase price (the “Option Price”), as specified above. The Option is exercisable as provided in this Certificate. Capitalized terms not defined in this Certificate shall have the meanings given to them in the Plan.
     1. Exercise Period. No part of the Option may be exercised prior to the first anniversary after the Grant Date or after the Expiration Date, each as noted above (the “Exercise Period”).
     2. Vesting Schedule. The Optionee’s rights under the Option shall vest and the Option shall become exercisable (on a cumulative basis) over the Exercise Period in accordance with the following schedule:

Years After	Shares
Grant Date	Exercisable
Less than 1 year	0%
1 year but less than 2 years	33 1/3%
2 years but less than 3 years	66 2/3%
3 years or more	100%
Notwithstanding the foregoing, the Optionee’s rights to exercise the Option shall be 100% vested if Optionee dies or becomes totally and permanently disabled (as determined in the sole discretion of the Committee) while still employed by the Company or a subsidiary or upon a Change in Control (as defined in the Plan) while the Optionee is still so employed.
     3. Exercise of Option.
          (a) Notice. Subject to the vesting requirement provided above, the Option may be exercised during the Exercise Period through the Company’s then current Equity Plan Administrator in accordance with its established processes and procedures.
          (b) Payment of Option Price. The Option Price shall be payable (1) in United States dollars in cash or by check, bank draft or money order payable to the order of the Company, (2) by delivery of shares of Stock already owned by the Optionee, (3) through a combination of some or all of the preceding payment methods acceptable to the Company, (4) by delivery of a copy of an unconditional and irrevocable direction, satisfactory in form and substance to the Company, given by the Optionee to a creditworthy broker or dealer pursuant to which the broker or dealer is instructed to sell shares underlying the Option exercise on or promptly following the date of exercise and to deliver to the Company, prior to, on or promptly following the settlement date of the sale, a cash payment equal to the Option Price and any required withholding taxes resulting from such exercise from the proceeds of the Optionee’s sale of the underlying shares, (5) by delivery of an unconditional and irrevocable undertaking and commitment, satisfactory in form and substance to the Company, by a creditworthy broker or dealer pursuant to which the broker or dealer agrees to sell shares underlying the Option exercise on or promptly following the date of exercise and pursuant to which the Company is to receive, prior to, on or promptly following the settlement date of the sale, a cash payment equal to the Option Price and any required withholding taxes resulting from such exercise, or (6) by delivery of similar cashless exercise documentation, satisfactory in form and substance to the Company. The Company may instruct the broker to deposit the entire sale proceeds into a Company-owned account for appropriate distribution to the Company and Optionee as provided in this Certificate.

          (c) Minimum Number of Shares; No Fractional Shares. At no time may the Option be exercised for fewer than one hundred (100) shares of Stock, unless the number of shares to be acquired by exercise of the Option is the total number then purchasable under the Option. The Option may be exercised only for whole shares of Stock that are purchasable under the Plan and no fractional shares of Stock will be issued.
          (d) Transferability; Exercise During Lifetime. The Option is not transferable by the Optionee except by will or by the laws of descent and distribution (that is, state laws governing the distribution of the Optionee’s property upon death) and the Option is exercisable during the Optionee’s lifetime only by the Optionee.
          (e) Death or Other Termination of Employment.
               (i) If the employment of the Optionee (either by the Company or a subsidiary) is terminated for any reason, excluding the death or disability of the Optionee, the Option may be exercised at any time within 90 days after such termination to the extent that the Optionee’s right to exercise the Option had vested in accordance with the terms of this Certificate and of the Plan on or before the date of termination and had not been exercised previously; provided, however, if the Optionee terminates employment because of disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or dies during such 90 day period, the Option may be exercised within one (1) year after termination of employment by the Optionee or, in the case of death, by the personal representative of the Optionee or by any person or persons acquiring the Option directly from the Optionee by bequest or inheritance; provided further, however, that in no event shall the Option be exercisable at any time after the end of the Exercise Period.
               (ii) If the Optionee dies while employed by the Company or a subsidiary, the Option may be exercised within one (1) year after the Optionee’s death by the personal representative of the Optionee or by any person or persons acquiring the Option directly from the Optionee by bequest or inheritance to the extent that the Optionee’s right to exercise the Option had vested in accordance with the terms of this Certificate and of the Plan on or before the date of death and had not been exercised previously; provided, however, that in no event shall the Option be exercisable at any time after the end of the Exercise Period.
     4. Adjustments. In accordance with the terms of the Plan, the number and kind of shares of Stock subject to the Option and the purchase price per share shall be equitably and appropriately adjusted in the event of any change in the number of issued shares of Stock resulting from a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or similar change or transaction.
     5. Rights as Stockholder. The Optionee shall have no rights as a stockholder in the Company with respect to any shares of Stock subject to the Option prior to the date of issuance to the Optionee of a certificate or certificates for such shares of Stock and the recordation of the ownership of such certificate or certificates in the official books of the Company or its transfer agent with respect to such ownership. (Information on Chico’s stock, Annual Reports, and other relevant information may be found under the Investor Relations Sections of the Chico’s website: Chicos.com)
     6. Modification, Extension, and Renewal of the Option. Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew the Option or accept its surrender by the Optionee.
     7. No Obligation to Exercise Option. The Optionee is not obligated to exercise the Option in whole or in part.
     8. Authority of the Committee. The Committee shall have full authority to interpret the terms of the Plan and of this Certificate. The decision of the Committee on any such matter of interpretation or construction shall be final and binding.
     9. No Employment Agreement. This Certificate shall not be deemed to confer upon the Optionee any right with respect to continuance of employment by the Company, nor shall it be deemed to limit in any way the right of the Company to terminate the Optionee’s employment at any time.
     10. Optionee Bound by the Plan, Etc. The Optionee hereby acknowledges receipt of a copy of the Plan, agrees to be bound by all the terms and provisions of the Plan and this Certificate, and understands that in the event of any conflict between the terms of the Plan and of this Certificate, the terms of the Plan shall control.
     11. Confidentiality, Nonsolicitation, and Noncompliance Reporting. By accepting this Option, Optionee also agrees as follows:
          (a) Confidentiality. Optionee will not use or disclose Company’s Confidential Information, except in the faithful performance of the Optionee’s duties for the Company. For purposes of this Agreement, Confidential Information includes trade secrets and other confidential and proprietary information and materials pertaining to, among other things: (i) designs (including garment and fabric) and fashion trends; (ii) sourcing, manufacturing, merchandising, licensing and supply chain processes, techniques and plans; (iii) advertising, marketing and promotional plans; (iv) technical and business strategies and processes; (v) sales, revenues, profits, margin, expenses, and other financial information; (vi) relationships between Company and its customers, its vendors and its employees; (vii) customers’ personal identifying information; (viii) stores and real estate, including expansion and relocation plans; (ix) store operations, including policies and procedures; (x) compensation, benefits, performance history and other information relating to Company’s employees; and (xi) acquisitions, mergers, divestitures, and agreements regarding franchising and distribution. Confidential Information does not include information that is, or becomes, generally known within the industry or generally available to the public (unless through Optionee’s improper disclosure). The purpose of this provision is to protect the Company’s legitimate interest in maintaining the confidentiality of its private business information; accordingly, nothing herein is intended to or shall be construed to prohibit communications among associates regarding their compensation or any other terms and conditions of employment.

          (b) Nonsolicitation. For a period of twelve months following separation from employment for any reason, (whether voluntary or involuntary), Optionee will not directly or indirectly solicit, induce or attempt to influence any Company employee (including Company’s affiliates’ employee) to leave the Company’s employ, nor will Optionee assist anyone in soliciting or recruiting a Company employee (including Company’s affiliates’ employee) for purposes of being employed or retained as a consultant or contractor elsewhere.
          (c) Noncompliance Reporting. If, at any time, Optionee learns of information suggesting conduct by an officer or employee of Company (including of Company’s affiliates) or a member of Company’s Board of Directors that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, Optionee will report promptly such information to Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline.
     12. Independent Covenants. The Employee acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Employee and the Company and the existence of any claim or cause of action the Employee may have against the Company shall not constitute a defense to enforcement of the Employee’s promises herein.
     13. Governing Law. This Option shall be construed in accordance with the laws of the State of Florida to the extent the federal law does not supersede or preempt Florida law.